# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AKEENA SOLAR, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF MAY, A.D. 2010, AT 4:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4195710 8100

100478958

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7982328

DATE: 05-10-10

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 05/07/2010
FILED 04:01 PM 05/07/2010
SRV 100478958 - 4195710 FILE

**CERTIFICATE OF AMENDMENT**

**OF THE CERTIFICATE OF INCORPORATION OF**

**AKEENA SOLAR, INC.**

Akeena Solar, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. Provision A of Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraphs:

> A. Classes and Numbers of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one hundred one million (101,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:
>
> 1. One hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and
>
> 2. One million (1,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock");

2. The foregoing amendment to the Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 141, 222 and 242 of the General Corporation Law of the State of Delaware.

3. This amendment to the Corporation's Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chief Executive Officer this day, May 7, 2010.

AKEENA SOLAR, INC.

By: ______________________
Barry Cinnamon, Chief Executive Officer

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